Exhibit 99.1

ITW NEWS RELEASE

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ITW Announces Reclassification of Divested Businesses as

Discontinued Operations

GLENVIEW, ILLINOIS—(January 8, 2008)—Illinois Tool Works Inc. (NYSE:ITW) today announced that it will report five businesses that were divested in 2007 and 2006 or held for sale at the end of 2007 as discontinued operations. As a result, the operating results for these construction, consumer packaging and automotive machinery and components businesses will be reclassified as discontinued operations for both the fourth quarter and full-year 2007, and related prior periods.

The reclassification for discontinued operations has no impact on the Company’s current forecasted net income per share or income from continuing operations per share for the fourth quarter of 2007. The details of the Company’s current forecast are as follows:

Per Diluted Share
	4th Quarter 2007	Full Year 2007
Net Income	$.82 - $.86	$3.32 - $3.36
Less Discontinued Operations	—	(.08)
Income from Continuing Operations	$.82 - $.86	$3.24 - $3.28
Increase from 2006	12% - 18%	10% - 11%

The Company said that over the past 12 months the larger completed divestitures as well as pending divestitures have collectively reached a more significant level which resulted in these businesses now being reported as discontinued operations.

The statements regarding the Company’s 2007 fourth quarter and full-year forecasts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks, uncertainties and other factors, which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2007 third quarter.

ITW is a $14.1 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 750 business units in 49 countries and employs some 55,000 people.

CONTACT: John L. Brooklier, 847-657-4104 or jbrooklier@itw.com